Exhibit 99.1

MBIA Inc. Reports Third Quarter 2019 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--November 5, 2019--MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net income of $71 million, or $0.86 per share, for the third quarter of 2019 compared to a consolidated GAAP net loss of $45 million, or $(0.50) per share, for the third quarter of 2018. The favorable variance for the third quarter of 2019 was primarily driven by 1) the increase in net gains on financial instruments at fair value and foreign exchange of variable interest entities (VIEs), which was largely due to an increase in loss recoveries for RMBS put-back claims on ineligible mortgage loans and the value of unwrapped COFINA bonds sold out of the Custodial Trust that resulted from the restructuring of COFINA earlier this year; and 2) the decrease in loss and loss adjustment expense largely related to increased recoveries associated with Puerto Rico credits mostly due to lower risk-free interest rates used to discount loss recoveries. A significant positive variance also resulted from net gains on the sale of uninsured PREPA bonds owned by National Public Finance Guarantee Corporation (National).

Book value per share was $12.86 as of September 30, 2019 compared with $12.46 as of December 31, 2018. The increase in book value per share since year-end 2018 was primarily due to lower shares outstanding as a result of the 10.3 million shares of MBIA common stock repurchased by the Company during the first nine months of 2019.

The Company also reported an Adjusted Net Income (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $115 million or $1.46 per diluted share for the third quarter of 2019 compared with an Adjusted Net Loss of $32 million or $(0.35) per diluted share for the third quarter of 2018. The improved result was primarily due to the $138 million favorable variance of loss and loss adjustment expense at National, which primarily resulted from higher recoveries on its Puerto Rico credits in 2019 largely due to lower risk-free discounting rates versus a net loss and loss adjustment expense for the third quarter of 2018 that was primarily due to additional losses on its Puerto Rico credits.

Adjusted Net Income (Loss) provides investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of Adjusted Net Income (Loss) to net income, calculated in accordance with GAAP, are also attached.

Statement from Company Representative

Bill Fallon, MBIA’s Chief Executive Officer noted, “This quarter we repurchased $39.6 million of MBIA common shares and nearly extinguished National’s insured COFINA exposure, with gross par plus accreted interest declining from $1.2 billion at year-end 2018 to $65 million at the end of the third quarter.”

Year-to-Date Results

The Company recorded a consolidated GAAP net loss of $116 million, or $(1.40) per diluted common share, for the nine months ended September 30, 2019 compared with a consolidated net loss of $289 million, or $(3.24) per diluted common share, for the first nine months of 2018. The lower loss this year was primarily due to reduced loss and loss adjustment expense, which was primarily due to increased recoveries on its Puerto Rico credits, the increase in net gains on financial instruments at fair value and foreign exchange of variable interest entities (VIEs), which was largely due to an increase in loss recoveries for RMBS put-back claims on ineligible mortgage loans and the value of unwrapped COFINA bonds sold out of the Custodial Trust that resulted from the restructuring of COFINA earlier this year, and lower net realized losses of consolidated VIEs, primarily related to greater losses reported in 2018 related to the deconsolidation of certain VIEs.

The Company’s non-GAAP Adjusted Net Income for the nine months ended September 30, 2019 was $78 million or $0.94 per diluted share compared with an Adjusted Net Loss of $144 million or $(1.62) per diluted share for the first nine months of 2018. The favorable variance for 2019 was primarily due to the favorable variance of loss and loss adjustment expense at National.

MBIA Inc.

As of September 30, 2019, MBIA Inc.’s liquidity position totaled $232 million, consisting primarily of cash and cash equivalents and other liquid assets. During the third quarter of 2019, the Company called $150 million of the MBIA Inc. 6.4% Senior Notes due 2022.

During the third quarter of 2019, National purchased 4.3 million shares of MBIA Inc. common stock at an average price of $9.12 per share. As of October 29, 2019, there was $105 million remaining under the Company’s $250 million share repurchase authorization and 80 million of the Company’s common shares were outstanding.

National Public Guarantee Financial Corporation

National had statutory capital of $2.5 billion and claims-paying resources totaling $3.7 billion as of September 30, 2019. National’s total fixed income investments plus cash and cash equivalents had a book/adjusted carrying value of $2.7 billion as of September 30, 2019. National’s insured portfolio declined by $3 billion during the quarter, ending the quarter with $51 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 20 to 1, down from 23 to 1 as of year-end 2018.

MBIA Insurance Corporation

The statutory capital of MBIA Insurance Corporation as of September 30, 2019 was $533 million and claims-paying resources totaled $1.3 billion. As of September 30, 2019, MBIA Insurance Corporation’s liquidity position (excluding resources from its subsidiaries and branches) totaled $115 million consisting primarily of cash and cash equivalents and other liquid assets.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Wednesday, November 6, 2019 at 8:00 AM (ET) to discuss its third quarter 2019 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 9192954. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the end of the call on November 6 and will remain available until 11:59 p.m. on November 20 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is also 9192954. In addition, a recorded replay of the call will become available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Book value adjustments: Management adjusts GAAP book value to remove the book value of MBIA Corp. and for certain items which the Company believes will reverse from GAAP book value through GAAP earnings and comprehensive income, as well as add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and for which the likelihood and amount can be reasonably estimated. The following provides a description of management’s adjustments to GAAP book value:

  Negative Book value of MBIA Corp. – We remove the negative book value of MBIA Corp. based on our view that given MBIA Corp.’s current financial condition, the regulatory regime in which it operates, the priority given to its policyholders, surplus note holders and preferred stock holders with respect to the distribution of assets, and its legal structure, it is not and will not likely be in a position to upstream any economic benefit to MBIA Inc. Further, MBIA Inc. does not face any material financial liability arising from MBIA Corp.
  Net unrealized (gains) losses on available-for-sale (“AFS”) securities excluding MBIA Corp. – We remove net unrealized gains and losses on AFS securities recorded in accumulated other comprehensive income since they will reverse from GAAP book value when such securities mature. Gains and losses from sales and OTTI of AFS securities are recorded in book value through earnings.
  Net unearned premium revenue in excess of expected losses of National - We include net unearned premium revenue in excess of expected losses. Net unearned premium revenue in excess of expected losses consists of the financial guarantee unearned premium revenue of National in excess of expected insurance losses, net of reinsurance and deferred acquisition costs. In accordance with GAAP, a loss reserve on a financial guarantee policy is only recorded when expected losses exceed the amount of unearned premium revenue recorded for that policy. As a result, we only add to GAAP book value the amount of unearned premium revenue in excess of expected losses for each policy in order to reflect the full amount of our expected losses. The Company’s net unearned premium revenue will be recognized in GAAP book value in future periods, however, actual amounts could differ from estimated amounts due to such factors as credit defaults and policy terminations, among others.
  Gain (loss) related to National VIE consolidations – We remove the impact of VIE consolidations by National. GAAP requires the Company to consolidate certain VIEs as a result of the Company’s insurance policies. However, since the Company does not own such VIEs, management uses certain measures adjusted to remove the impact of VIE consolidations for National in order to reflect financial exposure limited to its financial guaranty contracts.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Adjusted Net Income (Loss): Adjusted Net Income (Loss) is a useful measurement of performance because it measures income from the Company excluding its international and structured finance insurance segment, which is not part of our ongoing business strategy. Also excluded from Adjusted Net Income (Loss) are investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Adjusted Net Income (Loss) eliminates the tax provision (benefit) as a result of a full valuation allowance against the Company’s net deferred tax asset. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items previously noted. Adjusted Net Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Adjusted Net Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Adjusted Net Income (Loss) per share represents that amount of Adjusted Net Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA management further adjusts Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share by removing the impact of our U.S. public finance insurance segment VIE consolidations. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company. However, since the Company does not own such VIEs, management uses certain measures that remove the impact of VIE consolidations for our U.S. public finance insurance segment in order to reflect financial exposure limited to its financial guaranty contracts.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions except share and per share amounts)

	September 30, 2019	December 31, 2018
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $2,734 and $3,601)	$2,840	$3,565
Investments carried at fair value	217	222
Investments pledged as collateral, at fair value (amortized cost $14 and $46)	10	43
Short-term investments, at fair value (amortized cost $429 and $241)	428	241
Other investments at amortized cost	-	1
Total investments	3,495	4,072

Cash and cash equivalents	76	222
Premiums receivable	273	296
Deferred acquisition costs	63	74
Insurance loss recoverable	1,843	1,595
Other assets	224	122
Assets of consolidated variable interest entities:
Cash	5	58
Investments held-to-maturity, at amortized cost (fair value $977 and $925)	890	890
Investments carried at fair value	88	157
Loans receivable at fair value	146	172
Loan repurchase commitments	478	418
Other assets	25	31
Total assets	$7,606	$8,107

Liabilities and Equity
Liabilities:
Unearned premium revenue	$499	$587
Loss and loss adjustment expense reserves	859	965
Long-term debt	2,199	2,249
Medium-term notes (includes financial instruments carried at fair value of $106 and $102)	670	722
Investment agreements	310	311
Derivative liabilities	194	199
Other liabilities	195	198
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $472
and $480)	1,632	1,744
Total liabilities	6,558	6,975

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--283,625,689
and 283,625,689	284	284
Additional paid-in capital	2,997	3,025
Retained earnings	850	966
Accumulated other comprehensive income (loss), net of tax of $21 and $8	(43)	(156)
Treasury stock, at cost--203,157,759 and 193,803,976 shares	(3,053)	(3,000)
Total shareholders' equity of MBIA Inc.	1,035	1,119
Preferred stock of subsidiary	13	13
Total equity	1,048	1,132
Total liabilities and equity	$7,606	$8,107

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenues:
Premiums earned:
Scheduled premiums earned	$17	$44	$52	$96
Refunding premiums earned	3	18	13	42
Premiums earned (net of ceded premiums
of $1, $1, $4 and $4)	20	62	65	138
Net investment income	27	31	89	96
Fees and reimbursements	-	17	1	23
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured
derivatives	(9)	(5)	(10)	(49)
Unrealized gains (losses) on insured derivatives	9	4	23	36
Net change in fair value of insured derivatives	-	(1)	13	(13)
Net gains (losses) on financial instruments at fair value and
foreign exchange	44	5	40	18
Net investment losses related to other-than-temporary impairments:
Other-than-temporary impairments recognized in accumulated
other comprehensive income (loss)	-	(1)	(37)	(3)
Net investment losses related to other-than-temporary
impairments	-	(1)	(37)	(3)
Net gains (losses) on extinguishment of debt	(1)	3	(1)	3
Other net realized gains (losses)	-	1	2	-
Revenues of consolidated variable interest entities:
Net investment income	10	9	30	25
Net gains (losses) on financial instruments at fair value and
foreign exchange	76	12	112	29
Other net realized gains (losses)	(4)	(33)	(62)	(126)
Total revenues	172	105	252	190

Expenses:
Losses and loss adjustment	(13)	46	89	177
Amortization of deferred acquisition costs	3	9	9	17
Operating	23	18	68	57
Interest	50	52	154	155
Expenses of consolidated variable interest entities:
Operating	2	3	6	8
Interest	18	22	63	63
Total expenses	83	150	389	477
Income (loss) before income taxes	89	(45)	(137)	(287)
Provision (benefit) for income taxes	18	-	(21)	2
Net income (loss)	$71	$(45)	$(116)	$(289)

Net income (loss) per common share:
Basic	$0.86	$(0.50)	$(1.40)	$(3.24)
Diluted	$0.86	$(0.50)	$(1.40)	$(3.24)

Weighted average number of common shares outstanding:
Basic	78,686,542	89,490,267	82,813,523	89,075,892
Diluted	78,686,542	89,490,267	82,813,523	89,075,892

ADJUSTED NET INCOME (LOSS) RECONCILIATION(1)
(In millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss)	$71	$(45)	$(116)	$(289)
Less: adjusted net income (loss) adjustments:
Income (loss) before income taxes of the international and structured
finance insurance segment and eliminations	(94)	(34)	(257)	(190)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(2)	(31)	18	(69)	45
Foreign exchange gains (losses)(2)	16	2	18	15
Net gains (losses) on sales of investments(2)	78	(1)	125	(12)
Net investment losses related to OTTI	-	(1)	(37)	(3)
Net gains (losses) on extinguishment of debt	(1)	3	(1)	3
Other net realized gains (losses)	(1)	-	(2)	(2)
Adjusted net income adjustment to the (provision) benefit for
income tax(3)	(11)	-	29	(1)
Adjusted net income (loss)	$115	$(32)	$78	$(144)

Adjusted net income (loss) per diluted common share	$1.46	$(0.35)	$0.94	$(1.62)

Gain (loss) related to our U.S. public finance insurance segment VIE
consolidations included in adjusted net income (loss)	37	-	17	-

Gain (loss) related to our U.S. public finance insurance segment VIE consolidations per diluted common share included in adjusted net
income (loss) per diluted common share	0.46	-	0.20	-
(1)	A non-GAAP measure; please see Explanation of non-GAAP Financial Measures.
(2)	Reported within “Net gains (losses) on financial instruments at fair value and foreign exchange” on the Company’s consolidated statements of operations.
(3)	Reported within “Provision (benefit) for income taxes” on the Company’s consolidated statements of operations.
COMPONENTS OF BOOK VALUE PER SHARE

	As of September 30, 2019	As of December 31, 2018
Reported Book Value per Share	$12.86	$12.46

Management's book value per share adjustments:
Remove negative book value of MBIA Corp.	(15.08)	(10.93)
Remove net unrealized gains (losses) on available-for-sale securities
included in other comprehensive income (loss)	1.14	(0.46)
Include net unearned premium revenue in excess of expected losses	3.54	3.53
Remove gain (loss) related to National VIE consolidations	-	-

Shares outstanding in millions	80.5	89.8

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	September 30, 2019	December 31, 2018
Policyholders' surplus	$2,012	$1,998
Contingency reserves	495	522
Statutory capital	2,507	2,520

Unearned premiums	426	496
Present value of installment premiums (1)	142	150
Premium resources (2)	568	646

Net loss and loss adjustment expense reserves (1)	(162)	71
Salvage reserves (1)	825	607
Gross loss and loss adjustment expense reserves	663	678
Total claims-paying resources	$3,738	$3,844

Net debt service outstanding	$94,512	$108,032

Capital ratio (3)	38:1	43:1

Claims-paying ratio (4)	25:1	28:1

MBIA Insurance Corporation

	September 30, 2019	December 31, 2018
Policyholders’ surplus	$340	$356
Contingency reserves	193	199
Statutory capital	533	555

Unearned premiums	97	109
Present value of installment premiums (5) (7)	120	139
Premium resources (2)	217	248

Net loss and loss adjustment expense reserves (5)	(761)	(865)
Salvage reserves (5) (6)	1,352	1,402
Gross loss and loss adjustment expense reserves	591	537
Total claims-paying resources	$1,341	$1,340

Net debt service outstanding	$13,693	$15,832

Capital ratio (3)	26:1	29:1

Claims-paying ratio (4)	10:1	12:1
(1)	Calculated using discount rates of 3.67% as of September 30, 2019 and December 31, 2018.
(2)	Includes financial guarantee and insured credit derivative related premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.
(5)	Calculated using discount rates of 5.17% as of September 30, 2019 and December 31, 2018.
(6)	This amount primarily consists of expected recoveries related to the Company's excess spread, put-backs and CDOs.
(7)	Based on the Company's estimate of the remaining life for its insured exposures.

Contacts

MBIA Inc.
Greg Diamond, 914-765-3190
Investor and Media Relations
greg.diamond@mbia.com